Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-78053) pertaining to the Orbit/FR, Inc. stock option plan of our report dated March 30, 2010, with respect to the consolidated financial statements of Orbit/FR, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Cornick, Garber & Sandler, LLP
March 30, 2010
New York, NY